Exhibit 99.1

Calithera Biosciences Reports First Quarter 2015 Financial Results and Recent Highlights

Calithera to Host Conference Call Today at 4:30pm Eastern Time

SOUTH SAN FRANCISCO, Calif., May 7, 2015 (GLOBE NEWSWIRE) — Calithera Biosciences, Inc. (Nasdaq: CALA), a clinical-stage pharmaceutical company focused on discovering and developing novel small molecule drugs directed against tumor metabolism and tumor immunology targets for the treatment of cancer, announced today its financial results for the first quarter ended March 31, 2015. As of March 31, 2015, cash, cash equivalents and investments totaled $94.3 million.

“During the first quarter, we continued to advance and expand our development pipeline,” said Susan Molineaux, PhD, President and Chief Executive Officer of Calithera. “With the addition of the Hexokinase II license, we have expanded our portfolio of preclinical programs and continue to advance our expertise in the area of tumor metabolism drug research and development. At the 2015 American Association of Cancer Research annual meeting, we and our collaborators presented six abstracts highlighting synergy studies and potential biomarkers, which could ultimately direct the development of CB-839, our first in class glutaminase inhibitor. CB-839 is currently enrolling expansion cohorts in our Phase I clinical trials, and we look forward to updating you on our progress with CB-839 later in May.”

First Quarter 2015 and Recent Highlights

•	Enrollment continues across CB-839 Phase Ib expansion cohorts. Updated data from the Phase I solid tumor trial has been accepted for presentation at the 2015 American Society of Clinical Oncology (ASCO) annual meeting on Saturday, May 30, 2015.

•	Hexokinase II inhibitors research license. In March 2015, Calithera gained exclusive worldwide rights to TransTech Pharma’s portfolio of hexokinase II inhibitors. Hexokinase II is the first and rate-limiting enzyme in the pathway that enables cancer cells to convert glucose to energy and building blocks that feed cancer growth. It is the third program in Calithera’s pipeline.

•	Preclinical findings, including biomarker data, presented at the American Association of Cancer Research. In April 2015, Calithera presented preclinical data that could ultimately direct the development of CB-839 in non-small cell lung cancer, renal cell carcinoma, and other solid tumor and hematologic indications. The presentations added KRAS and EGFR to our expanding list of potential biomarkers and reiterated data on preclinical single agent activity. Additionally, preclinical synergy studies with signal transduction inhibitors and other anti-cancer agents were also presented.

Selected First Quarter 2015 Financial Results

Research and development expenses were $5.6 million for the three months ended March 31, 2015, compared with $3.3 million for the same period in the prior year. The increase of $2.3 million was primarily attributed to higher expenses associated with the continued advancement of CB-839, investments in the Company’s arginase inhibitor program, and a license fee associated with the hexokinase II program. In March 2015, Calithera gained exclusive rights to hexokinase II inhibitors from TransTech Pharma.

General and administrative expenses were $2.2 million for the three months ended March 31, 2015, compared with $0.8 million for the same period in the prior year. The increase of $1.4 million was primarily due to higher employment related expenses, including stock-based compensation expense, and professional service fees associated with operating as a publicly-traded company.

Net loss from operations for the three months ended March 31, 2015 was $7.9 million.

Financial Guidance for 2015

Calithera reiterates its guidance of its cash, cash equivalents and investments to be at least $65 million at the end of 2015, exclusive of any license milestone payments or funds arising from any additional new collaborations or partnerships, equity financings or other new sources.

Conference Call Information

Calithera will host its first quarter financial results and corporate update conference call today, May 7th at 4:30 p.m. Eastern Time. The call can be accessed by dialing (855) 783-2599 (domestic) or (631) 485-4877 (international), and reference to conference ID 38836650. To access the live audio webcast or the subsequent archived recording, visit the Investors section of the Calithera website at www.calithera.com. The webcast will be recorded and available for replay until the Company’s conference call to discuss financial results for its second quarter of 2015.

About Calithera

Calithera Biosciences, Inc. is a clinical-stage pharmaceutical company focused on discovering and developing novel small molecule drugs directed against tumor metabolism and tumor immunology targets for the treatment of cancer. Calithera’s lead product candidate, CB-839, is currently being evaluated in three Phase 1 clinical trials in solid and hematological cancers. Calithera is headquartered in South San Francisco, California. For more information about Calithera, please visit www.calithera.com.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “poised” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include those related to Calithera’s ability fund its clinical programs, and Calithera’s receipt of clinical data from its clinical trials. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The potential product candidates that Calithera develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all. In addition, clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release. Such product candidates may not be beneficial to patients or successfully commercialized. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Calithera’s stock price. Additional information concerning these and other risk factors affecting Calithera’s business can be found in Calithera’s Annual Report on Form 10-K for the year ended December 31, 2014, and other periodic filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Calithera disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Calithera Biosciences, Inc.

Selected Statements of Operations Financial Data

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Operating expenses:
Research and development	$5,630	$3,318
General and administrative	2,237	832

Total operating expenses	7,867	4,150

Loss from operations	(7,867)	(4,150)
Other income, net	9	1

Net loss	$(7,858)	$(4,149)

Calithera Biosciences, Inc.

Selected Balance Sheets Financial Data

(in thousands)

(unaudited)

	March 31,	December 31,
	2015	2014
Balance Sheet Data:
Cash, cash equivalents and investments	$94,275	$101,969
Working capital	86,789	99,742
Total assets	96,873	104,770
Total liabilities	3,769	4,404
Accumulated deficit	(59,712)	(51,854)
Total stockholders’ equity	93,104	100,366

Contact:

Jennifer McNealey

ir@Calithera.com

650-870-1071

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